Exhibit 10.6

TRIVASCULAR TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of TriVascular Technologies, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the common stock of Company (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment. For the Eligible Directors serving on the Board as of the Effective Date, all annual cash fees will be pro-rated for remainder of the first calendar year in which the Effective Date occurred.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating & Governance Committee: $4,000

3.	Annual Committee Chair Service Retainer (Instead of Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $20,000

b.	Chairman of the Compensation Committee: $15,000

c.	Chairman of the Nominating & Governance Committee: $8,000

Equity Compensation

The equity compensation set forth below will be granted under the TriVascular Technologies, Inc. 2014 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders, and will be documented on the applicable form of stock option agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, and subject to 100% vesting acceleration in the event of certain events constituting a change of control of the Company).

1. Initial Option Grant: For each Eligible Director who is first elected to the Board following the Effective Date (or, if such election date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 20,000 shares of the Company’s Common Stock, as adjusted for any stock splits, combinations and the like (an “Initial Option Grant”). The shares subject to each Initial Option Grant will vest monthly over a three-year period from the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2. Annual Option Grant: On the date immediately following the date of each Company’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 10,000 shares of the Company’s Common Stock, as adjusted for any stock splits, combinations and the like (an “Annual Option Grant”). The shares subject to the Annual Option Grant will vest monthly over a one-year period from the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.